Exhibit 99.1
Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul Farquhar

TECH/OPS SEVCON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Southborough, Mass. December 1, 2009..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported a net loss for the fourth fiscal quarter of $741,000, or $0.23 per share and a net loss of $1,475,000 or $.46 for the year ended September 30, 2009

Fourth quarter fiscal 2009 compared to fourth quarter fiscal 2008

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Revenues in the fourth fiscal quarter were $4.6 million compared to $8.4 million last year. The 46% decrease in reported revenues was mainly due to a broad weakness in demand for the Company’s products as a result of substantially reduced output by manufacturers and customers due to the global economic situation. Lower shipment volumes decreased revenues by $3.6 million or 43%. The strength of the US Dollar against the Euro and the British Pound reduced reported revenues by $0.2 million, or 3%, compared to the fourth quarter of fiscal 2008.

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The Company has seen some stabilization in its markets which has led to a modest recovery in order intake in the past few months. In addition, new product introduction has led to customer gains in on road vehicle applications in the last quarter.

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Operating expenses were $523,000 lower than last year. Foreign currency fluctuations reduced reported operating expense by $156,000. Recurring operating expense was $367,000 lower in the fourth quarter compared to last year due to restructuring actions taken during 2009.

•	The Company recorded an operating loss for the fourth fiscal quarter of $896,000 compared to an operating profit of $345,000 in the same quarter last year.

•	Net loss for the fourth fiscal quarter was $741,000 compared to a net profit of $319,000 in the same quarter last year.

•	Fully diluted net loss per share was $0.23 in the fourth quarter of fiscal 2009 compared to net income per share of $.10 in the same quarter of fiscal 2008.

Fiscal 2009 compared to fiscal 2008

•	Revenue of $20.3 million was $18.9 million lower than last year; volumes shipped were 43% lower and currency fluctuations reduced reported revenue by a further 5%.

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The operating loss was $1,866,000, after reflecting a restructuring charge of $356,000 in the second and third quarters which was principally related to the reduction of 23 employees in response to the substantial fall in demand for the Company’s products. Operating income in 2008 was $1,174,000; this included a restructuring charge of $700,000.

•	Net loss for fiscal 2009 was $1,475,000 compared to net income of $804,000 last year.

•	Fully diluted net loss per share for the year was $0.46 compared to fully diluted net income per share of $0.25 in fiscal 2008.

Domestic and Foreign Pension Plans

In the fourth quarter the Company recorded an additional book liability of $4,704,000 net of a tax benefit, relating to its UK and US pension plans. The increased book liability was due to several factors, including a reduction in the discount rates in the US and the UK compared to the prior year and the reduced value of plan assets due to the current economic climate. In fiscal 2010 it is estimated that the Company will make contributions to its domestic and foreign pension plans of $634,000, (2009: $456,000). Actual payment obligations with respect to this liability come due over an extended period and will depend on changes in the same factors over that period.

Suspension of Dividend

The company’s business currently remains stable. However, worldwide economic conditions have caused uncertainty regarding the longer term. Accordingly, the company has taken measures to conserve cash. Consistent with this, the Board determined to suspend the dividend in the first quarter of fiscal 2009 and will consider its reinstatement on a quarter by quarter basis.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company’s customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Financial Highlights 2009

(in thousands except per share data)

	Three months ended		Twelve months ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2009	2008	2009	2008

Net sales	$4,569	$8,401	$20,339	$39,219

Operating (loss) income	(896)	345	(1,866)	1,174

(Loss) Income before income taxes	(943)	490	(2,067)	1,237

Net (loss) income	$(741)	$319	$(1,475)	$804

Basic (loss) income per share	$(.23)	$.10	$(.46)	$.25

Diluted (loss) income per share	$(.23)	$.10	$(.46)	$.25

Cash dividend per share	$-	$.03	$-	$.12

Average shares outstanding	3,247	3,222	3,241	3,210

Summarized Balance Sheet Data

	(in thousands of dollars)
	September 30, 2009	September 30, 2008

Cash and cash equivalents	$632	$1,630
Receivables	3,383	7,087
Inventories	4,723	4,970
Prepaid expenses and other current assets	1,398	862
Total current assets	10,136	14,549
Long-term assets	6,674	5,206
Total assets	$16,810	$19,755

Current liabilities	$3,341	$6,277
Liability for pension benefits	7,166	378
Other long-term liabilities	48	54
Stockholders’ equity	$6,255	$13,046
Total liabilities and stockholders’ investment	$16,810	$19,755